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                                                                                                       EXHIBIT 11
                               UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                    Computations of Basic Earnings Per Share and Diluted Earnings Per Share

                                  For the Five Years Ended December 31, 2000
                                (Millions of Dollars, except per share amounts)


                                                            2000         1999        1998        1997        1996

Net Income                                             $    1,808   $    1,531   $   1,255   $   1,072   $     906

ESOP Convertible Preferred Stock dividend                     (32)         (33)        (33)        (32)        (30)

Basic earnings for period                              $    1,776   $    1,498  $    1,222   $   1,040   $     876

ESOP Convertible Preferred Stock adjustment                    28           28          28          27          24

Diluted earnings for period                            $    1,804   $    1,526  $    1,250   $   1,067   $     900


Basic average number of shares outstanding during the
  period (thousands)                                      470,124      465,611     455,534     468,886     482,908

Stock awards (thousands)                                   11,256       13,806      11,944      11,756       9,754
ESOP Convertible Preferred Stock (thousands)               26,630       27,287      27,282      26,468      24,550

Diluted average number of shares outstanding during
  the period (thousands)                                  508,010      506,704     494,760     507,110     517,212


Basic earnings per common share                        $     3.78   $     3.22  $     2.68  $     2.22   $    1.81

Diluted earnings per common share                      $     3.55   $     3.01  $     2.53  $     2.10   $    1.74

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